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                                                                  EXHIBIT 10.51

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement") is entered into this first day of July 2004, by and among BRIGHTSTAR CORP., a Delaware corporation ("Brightstar"), RAUL MARCELO CLAURE ("Claure"), BRIGHTSTAR GUATEMALA, S.A., an entity formed under the laws of Guatemala (the "Company") and J Y M INMOBILIARIA, S.A. DE C.V., an entity formed under the laws of the Republic of El Salvador ("Seller") and acknowledged and accepted by Seller's sole shareholder, ANA MARGARITA FLORES DE MARTINEZ ("Margarita") and SEBASTIAN DE JESUS MARTINEZ ("Sebastian"). Brightstar and Claure shall collectively be referred to as "Buyer" and Margarita and Sebastian shall collectively be referred to as "Seller's Shareholders".

                                    RECITALS

      WHEREAS, Seller owns Four Thousand Four Hundred Thirty-Seven (4,437) shares of the Company's stock, which constitute a forty-nine percent (49%) ownership interest (the "Seller's Interest") in the Company; and

      WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller Seller's Interest on the terms and conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Recitals. The above recitals are true and correct and are incorporated into this Agreement by this reference.

      2. Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller hereby irrevocably sells, transfers and assigns to (i) one share of the Seller's Interest to Claure ("Claure's Purchased Interest") and
(ii) Four Thousand Four Hundred Thirty-Six (4,436) shares of the Seller's Interest to Brightstar (the "Brightstar Purchased Interest"); and Brightstar and Claure hereby purchase and acquire from Seller, free and clear of all mortgages, liens, charges, claims, pledges, encumbrances, security interests and rights of other persons and entities of every nature and description whatsoever (collectively, the "Encumbrances"), Seller's Interest, and all of Seller's rights, title and interest in and to Seller's Interest, in the proportions set forth hereinabove and for the consideration set forth in Section 3 below.

      3. Purchase Price.

            (a) Net Book Value. The net book value of the Company as of May 31, 2004 was One Million Eight Hundred Eighty-Seven Thousand Five Hundred Sixty-Nine US Dollars (US$1,887,569) (the "Net Book Value"). For purposes of this Agreement, the Net Book Value represents the Company's total stockholders equity as determined in accordance with accounting principles generally accepted in the United States of America ("US").

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            (b) Interest Expense Allocation. Due to an interest expense that should have been allocated to the Company relating to that certain Twenty Four Million Dollar ($24,000,000) loan by Ocean Bank in 2003, which loan was terminated in April 2004, the Company is subject to an adjustment of an interest expense allocation of One Hundred Thirteen Thousand Eight Hundred Twenty-Seven US Dollars (US$113,827). At a tax rate of 31%, the applicable after-tax interest expense adjustment is equal to Seventy Eight Thousand Five-Hundred Forty One US Dollars (US$78,541) (the "Interest Expense Allocation").

            (c) Calculation of Purchase Price. In consideration for Seller's Interest, Buyer shall pay to Seller the sum of Four Hundred Seventy Nine Thousand Four Hundred Eighty-Six U.S. Dollars (US$479,486) (the "Purchase Price"), representing forty-nine percent (49%) of: (i) the Net Book Value, minus
(ii) the Prepayment (defined in Section 4(b)), minus (iii) the Interest Expense Allocation. Claure shall pay One Hundred Eight US Dollars (US$108) of the Purchase Price to Seller that is payable to Seller pursuant to Section 3(d)(i) below as set forth in Section 7(b).

            (d) Payment of Purchase Price. The Purchase Price shall be payable as follows: (i) Two Hundred Eighty-Seven Thousand Six Hundred Ninety-Two U.S. Dollars (US$287,692), subject to Section 4(a) hereof, payable as set forth in
Section 7(b) and 7(c)(i), (iii) and (iv) in immediately available funds; and
(ii) One Hundred Ninety One Thousand Seven Hundred Ninety-Four U.S. Dollars (US$191,794), payable in shares of Brightstar common stock, $0.0001 par value ("Brightstar Stock"). The number of shares of Brightstar Stock transferred to Seller pursuant to subsection (d)(ii) hereof shall be calculated by dividing the dollar value reflected in subsection (d)(ii) hereof by the price per share of the Brightstar Stock, which price shall be equal to its fair market value as determined by the valuation study currently prepared by Houlihan Lokey Howard and Zukin, an independent valuation company ("HLHK"), on or about June 2004 (the "HLHK Valuation Report").

      4. Post-Closing Audit.

            (a) Standard Audit. Except as set forth in Section 4(b), Brightstar shall have a period of thirty (30) days to conduct a post-closing audit of the books and records of the Company to verify the Net Book Value of the Company as of May 31, 2004. In the event the audit discloses that the Net Book Value of the Company is materially less (i.e., a difference of 2% or greater than the net book value used in calculating the Purchase Price set forth Section 3 hereof), then Seller shall deduct forty-nine percent (49%) of such difference in the Net Book Value (the "NBV Difference") from the amounts payable by Brightstar to Seller pursuant to Sections 7(c)(iii) and (iv) hereof. If the amounts deducted pursuant to this Section 4(a) are less than the NBV Difference, then Seller shall refund, within fifteen (15) days of receiving notice of such NBV Difference, the difference between the NBV Difference and the amounts deductable pursuant to this Section 4(a).

            (b) Pre-paid Taxes. Brightstar has, on behalf of the Company, pre-paid approximately Eight Hundred Thirty Thousand Four Hundred Eighty-Five US Dollars (US$830,485) in taxes to the taxing authorities in Guatemala (the "Prepayment"), for which it will request a full refund. The parties hereto agree that in the event that Brightstar receives a full refund of the Prepayment, Brightstar shall pay Seller Four Hundred Six Thousand Nine Hundred

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Thirty-Eight US Dollars (US$406,938) (i.e., forty-nine percent (49%) of the amount of the Prepayment recovered by Brightstar) (the "Prepayment Refund"). If Brightstar receives a partial or no refund of the Prepayment, the parties agree that Seller shall not be entitled to any Prepayment Refund. The Prepayment Refund shall be payable within fifteen days of Brightstar's receipt of the Prepayment Refund, as follows: (i) Two Hundred Forty-Four Thousand One Hundred Sixty-Three US Dollars (US$244,163) shall be payable in immediately available funds, and (ii) One Hundred Sixty-Two Thousand Seven Hundred Seventy-Five US Dollars (US$162,775) shall be payable in Brightstar Stock. For purposes of this
Section 4(b), the number of shares transferred to Seller pursuant to subsection
(b)(ii) hereof shall be calculated by dividing the dollar value reflected in subsection (b)(ii) hereof by: (x) the fair market value per share of the Brightstar Stock as determined by HLHK at the time such Prepayment Refund is due to Seller or, (y) if Brightstar has already undergone its initial public offering, the closing price of the Brightstar Stock on the day immediately preceding the date that the Prepayment Refund is due, as listed on a the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, the OTC Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the stock of Brightstar.

      5. Resignations. Seller shall cause Margarita to resign in writing from any position as offider, director or employee of the Company as of the Closing Date. Attached hereto as Exhibit A is the form resignation to be executed by Margarita.

      6. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place on or before July 6, 2004 (the "Closing Date") at the principal executive offices of Brightstar in Miami, Florida or, if the parties agree, they may close via telephone and facsimile.

      7. Closing Deliveries.

            (a) Deliveries of Seller. At the Closing, Seller shall deliver the following:

                  (i) Stock certificates or other written instruments representing Seller's Interest, together with endorsements thereof or valid stock powers thereto executed by Seller and duly transferring Claure's Purchased Interest to Claure and Brightstar's Purchased Interest to Brightstar; and

                  (ii) Margarita's written resignation pursuant to Section 5 hereof in the form attached hereto as Exhibit A.

            (b) Deliveries of Claure. At the Closing, Claure shall deliver to Seller One Hundred Eight US Dollars (US$108) payable by wire transfer or other method of payment acceptable to Seller.

            (c) Deliveries of Brightstar. Brightstar shall deliver the following to Seller:

                  (i) At the Closing, Ninety Five Thousand Seven Hundred Eighty-Nine US Dollars (US$95,789) payable by wire transfer or other method of payment acceptable to Seller;

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                  (ii) Within fifteen (15) calendar days from the Closing Date, the stock certificates or other written instruments representing the Brightstar Stock payable to Seller pursuant to Section 3(ii) hereof; and

                  (iii) Within Thirty (30) calendar days from the Closing Date, subject to Section 4(a), Ninety-Five Thousand Eight Hundred Ninety-Seven US Dollars (US$95,897), payable by wire transfer or other method of payment acceptable to Seller; and

                  (iv) Within sixty (60) calendar days from the Closing Date, subject to Section 4(a), Ninety-Five Thousand Eight Hundred Ninety-Seven US Dollars (US$95,897) payable by wire transfer or other method of payment acceptable to Seller.

      8. Further Documentation. Each party hereto shall execute and deliver or cause to be executed and delivered upon execution hereof and from time to time hereafter, upon request, all such further documents and instruments, and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Agreement.

      9. Restrictive Covenants.

            (a) Restriction of Transfer of Brightstar Stock. As a material inducement for Buyer and the Company to enter into this Agreement, Seller hereby acknowledges and agrees that Seller shall comply with all of the contractual and US Securities and Exchange Commission restrictions imposed upon Claure with respect to the sale, transfer or disposal of shares of Brightstar common stock.

            (b) Confidentiality. As a material inducement for Buyer and the Company to enter into this Agreement, Seller and Seller's Shareholders hereby acknowledge and agree that all information relating to Brightstar, Claure, the Company and their respective affiliates, shareholders, directors, officers, employees, agents, successors and assigns (for purposes of this Section 9 the "Brightstar Parties"), including, without limitation, information regarding the Brightstar Parties' business, investments and potential business and investments, trade secrets, financial information, marketing and business plans, investment and management strategies, methods of providing services, practices, documentation, drawings, development and technical information, facilities, contracts, customers, policies, suppliers, pricing, customer lists and leads, and other information and know-how has actual or potential economic value to the Brightstar Parties, is not generally known to others and is not readily ascertainable by them ("Confidential Information"). The Confidential Information constitutes a valuable, special and unique asset of the Brightstar Parties, access to and knowledge of which are essential to the business of the Brightstar Parties. In light of the highly competitive nature of the industry in which the Brightstar Parties are engaged, Seller and Seller's Shareholders acknowledge and agree that all such Confidential Information, heretofore or in the future obtained by Seller or Seller's Shareholders, whether or not such information has been specifically designated by the Brightstar Parties as Confidential Information, shall be deemed to be Confidential Information. The Seller and Seller's Shareholders shall not, and shall ensue that its officers, directors, shareholders, employees and agents do not, for a period of five (5) years from the Closing Date, disclose either directly or indirectly, to any other person, partnership, corporation, limited liability company or

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other entity any of the Confidential Information of the Brightstar Parties or
use any of the Confidential Information.

            (c) Non-Compete. Unless otherwise consented to in writing by Brightstar, as a material inducement for Buyer and the Company to enter into this Agreement, Seller and Seller's Shareholders warrant, represent and agree that during the time that Margarita is employed by Brightstar El Salvador, S.A., and for a period of three (3) years after the date that such employment is terminated (which period of time is agreed to by the parties to be reasonable) neither Seller nor Seller's Shareholders, officers or directors shall (except as it relates to Seller's ownership of the Brightstar Stock or except as it relates to Margarita's employment by Brightstar El Salvador, S.A.) in any manner, either directly or indirectly, including, without limitation, as an owner, investor, independent contractor, partner, member, joint venturer, shareholder, manager, officer, director, employee, agent, or licensee, for any person, firm, partnership, corporation, limited liability company or other entity, engage in the wholesale distribution or sale of cellular telephones or accessories (the "Business") anywhere within South America, Central America, Mexico, the Caribbean or the United States (the "Territory"). Except as consented to in writing by Brightstar, without limiting the generality of the foregoing, neither Seller, nor Seller's Shareholders, officers or directors, shall:

                  (i) Engage in the Business anywhere within the Territory;

                  (ii) Enter into, be employed by or consult in an association or business which is the same or similar to the Business, anywhere within the Territory;

                  (iii) Divert, directly or indirectly, business from any of the Brightstar Parties;

                  (iv) Solicit or cause any person or entity ("Person") to solicit any employees or agents of any of the Brightstar Parties to terminate their relationship with any of the Brightstar Parties;

                  (v) Employ or otherwise engage the services of, or cause or solicit any Person to employ or otherwise engage the services of, any employee or agent of any of the Brightstar Parties or any Persons who were employees or agents of any of the Brightstar Parties within the one (1) year period prior to the date of this Agreement;

                  (vi) Solicit or cause any Person to solicit any suppliers, vendors, customers or clients of any of the Brightstar Parties ("Customers") to terminate their relationship with any of the Brightstar Parties; or

                  (vii) Enter into, or cause any Person to enter into, any contractual or business relationship with a Customer or any Person that was a Customer of any of the Brightstar Parties during the one (1) year period prior to the date of this Agreement.

            (d) Non-Disparagement. Seller, Seller's Shareholders, and Seller's officers and directors shall refrain from making any written or oral statement or taking any action, directly or indirectly, which Seller or Seller's Shareholders reasonably know or reasonably should know to be a disparaging or negative comment concerning the Brightstar Parties with the

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intent to injure or damage the Brightstar Parties, and shall refrain from suggesting that any such disparaging or negative comment concerning the Brightstar Parties be made except as may be compelled by a court of competent jurisdiction.

            (e) Independent Covenants. The covenants in this Section 9 shall be deemed severable, and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant or the validity of this Agreement. The existence of any claim or cause of action by Seller or Seller's Shareholders shall not constitute a defense to the enforcement by any of the Brightstar Parties of these covenants, but shall be litigated separately.

            (f) Tolling of Time Periods. The time for calculating the term of the restrictions contained herein shall not include any period of time during which the covenant is violated or in which any legal action or other proceeding is ongoing to enforce the terms of this Agreement through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding, unless the Brightstar Parties fail to prevail in such action or proceeding.

            (g) Legitimate Business Interests. After discussion and consultation or the opportunity to consult with their respective attorneys, the parties agree that the Brightstar Parties have a legitimate business interest, which must be protected under this Agreement. It is further acknowledged between the parties hereto that the provisions contained in this Agreement are reasonable in terms of scope, time and geographical location, that the restrictions contained herein are reasonable restraints upon Seller and further acknowledge that any violation of the terms of the covenants contained in this Agreement could have a substantial detrimental effect on the legitimate business interests of the Brightstar Parties. Seller has carefully considered the nature and extent of the restrictions imposed upon it and the rights and remedies conferred upon the Brightstar Parties under the provisions of this Agreement and hereby acknowledges and agrees that same are designed to and are required to protect the legitimate business interests of the Brightstar Parties, and do not confer a benefit upon the Brightstar Parties disproportionate to the detriment of Seller.

            (h) Injunctive Relief. It is further recognized and agreed between the parties hereto that damages at law will be an insufficient remedy to the Brightstar Parties in the event that Seller or Seller's Shareholders violate the terms of this Agreement, and that the Brightstar Parties shall suffer irreparable harm if Seller violates the terms of this Agreement. Therefore, in the event Seller or Seller's Shareholders breach this covenant, the Brightstar Parties shall have the right not only to pursue an action at law for damages, but also to pursue an action for injunctive relief and specific performance of this covenant from any court of competent jurisdiction without the posting of any bond.

            (i) Reconstruction of Restrictive Covenants. If any portions of the terms of this Section 9 are held to be unreasonable, arbitrary or against public policy by a court exercising competent jurisdiction, such portion of the covenant shall be considered divisible as to both time and geographical area. The parties agree that if a court of competent jurisdiction determines the specified time period or specified geographical area applicable to this Section 9 to be unreasonable, arbitrary or against public policy, the lesser time period or geographical area

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which is deemed to be reasonable, not arbitrary and not against public policy, shall be enforced against Seller.

            (j) Survival of Provisions. The provisions of this Section 9 shall survive the termination of this Agreement.

      10. Releases.

            (a) Release of Seller and Seller's Shareholders. Brightstar, Claure and the Company, on their behalf and on behalf of their respective shareholders, officers and directors (as applicable) hereby release Seller and Seller's Shareholders from any and all claims, demands, actions, causes of action, judgments, damages, losses, expenses (including reasonable attorneys' fees) and costs ("Claims") arising from or relating to the Company, with the exception of
(i) the gross negligence or willful misconduct of Seller or Seller's Shareholders; and (ii) the breach by Seller or Seller's Shareholders of any provision, agreement, representation, warranty or covenant contained herein or in the Addendum to Employment Agreement by and between Brightstar El Salvador, S.A. and Margarita, executed as of the date hereof.

            (b) Release of Brightstar, Claure and the Company. Seller and Seller's Shareholders hereby release Brightstar, Claure and the Company and their respective shareholders, officers and directors (as applicable), from any and all Claims arising from or relating to the Company, with the exception of
(i) the gross negligence or willful misconduct of any of the indemnified parties; and (ii) the breach by Brightstar, Claure or the Company of any material provision, agreement, representation, warranty or covenant contained herein.

      11. Indemnification. Each party hereto (the "Indemnifying Party") indemnifies and holds the other and the other's affiliates, successors and assigns, and their respective shareholders, directors, officers, employees and agents (the "Indemnified Parties"), as applicable, harmless from any and all Claims arising from or relating to any breach by the Indemnifying Party, its affiliates, successors, legal beneficiaries or assigns or their respective shareholders, directors, officers, employees or agents of any agreement, representation, warranty or covenant contained herein.

      12. Representations and Warranties of Seller. Seller hereby represents, warrants and covenants to Buyer and the Company that as of the date hereof and as of the Closing Date:

            (a) Power and Authorization. Seller has all requisite legal power and authority to execute and deliver this Agreement and to perform her obligations under the terms of this Agreement. All actions on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement by her have been performed.

            (b) Binding Agreement. This Agreement constitutes legally valid and binding obligations of Seller enforceable against her in accordance with its terms. The execution of this Agreement will not constitute a breach of any other agreement to which Seller is a party and the execution, delivery and performance of this Agreement by Seller will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any

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provision of any agreement, understanding, law, rule or regulation or any order, judgment or decree to which Seller is a party or by which Seller is bound.

            (c) Ownership. Seller is the sole legal and beneficial owner of Seller's Interest and Seller's Interest, upon consummation of the transactions contemplated hereby, will be validly issued, fully paid and non-assessable and will have the rights, preferences, privileges and restrictions described in the Company's organizational documents, and Seller's Interest will be free of any Encumbrances. The Seller's Interest represent all of Seller's ownership interest in the Company, and after the execution hereof, Seller shall have no rights, title or interest in any shares of capital stock or other equity securities of the Company and Seller has no options, warrants or other rights, whether contractual, equitable or otherwise, to purchase any equity interest in the Company. The certificates representing Seller's Interest are, and the signatures and endorsements thereof or stock powers relating thereto will be, valid and genuine.

            (d) Litigation. There are no actions, suits, proceedings or investigations pending or threatened against Seller, which would affect Seller's Interest, before any court or governmental agency and there is no reasonable basis therefore.

            (e) Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

            (f) Securities Act. Seller hereby acknowledges and agrees that the Brightstar Stock payable to Seller has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may be transferred pursuant only to the registration under such Securities Act or an exemption therefrom. Seller hereby acknowledges and agrees that Seller is not a "U.S. Person", as defined in Rule 902(k) under the Securities Act.

      13. Representations and Warranties of Seller's Shareholders. Seller's Shareholders represent, warrant and covenant that Seller's Shareholders as of the date hereof and as of the Closing Date:

            (a) Power and Authorization. Seller's Shareholders have all requisite legal power and authority to execute and deliver this Agreement and to perform their obligations under the terms of this Agreement.

            (b) Binding Agreement. This Agreement constitutes legally valid and binding obligations of Seller's Shareholders enforceable against them in accordance with its terms. The execution of this Agreement will not constitute a breach of any other agreement to which Margarita or Sebastian is a party and the execution, delivery and performance of this Agreement by Margarita or Sebastian will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any provision of any agreement, understanding, law, rule or regulation or any order, judgment or decree to which Margarita or Sebastian is a party or by which Margarita or Sebastian is bound.

      14. Representations and Warranties of Brightstar. Brightstar represents, warrants and covenants to Seller that as of the date hereof and as of the Closing Date:

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            (a) Organization. Brightstar is a corporation duly incorporated and validly existing under, and by virtue of, the laws of Delaware and is in good standing under such laws.

            (b) Power and Authorization. Brightstar, as well as the individual executing this Agreement on its behalf, has all requisite legal power and authority to execute and deliver this Agreement and to perform its obligations under the terms of this Agreement. All actions on the part of Brightstar necessary for the authorization, execution, delivery and performance of this Agreement by it have been performed.

            (c) Binding Agreement. This Agreement constitutes legally valid and binding obligations of Brightstar enforceable against it in accordance with its terms. The execution of this Agreement will not constitute a breach of any other agreement to which Brightstar is a party and the execution, delivery and performance of this Agreement by Brightstar will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any provision of any agreement, understanding, law, rule or regulation or any order, judgment or decree to which Brightstar is a party or by which Brightstar is bound.

            (d) Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

      15. Representations and Warranties of Claure. Claure represents, warrants and covenants to Seller that, as of the date hereof and as of the Closing Date:

            (a) Power and Authorization. Claurehas all requisite legal power and authority to execute and deliver this Agreement and to perform his obligations under the terms of this Agreement.

            (b) Binding Agreement. This Agreement constitutes legally valid and binding obligations of Claure enforceable against it in accordance with its terms.

      16. Representations and Warranties of the Company. The Company represents, warrants and covenants to Seller that as of the date hereof and as of the Closing Date:

            (a) Organization. The Company is an entity duly organized and validly existing under, and by virtue of, the laws of Guatemala and is in good standing under such laws.

            (b) Power and Authorization. The Company, as well as the individual executing this Agreement on its behalf, has all requisite legal power and authority to execute and deliver this Agreement and to perform its obligations under the terms of this Agreement. All actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by it have been performed.

            (c) Binding Agreement. This Agreement constitutes legally valid and binding obligations of the Company enforceable against it in accordance with its terms. The execution of this Agreement will not constitute a breach of any other agreement to which the Company is a party and the execution, delivery and performance of this Agreement by the Company will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any provision of any agreement, understanding, law, rule or regulation or any order, judgment or decree to which the Company is a party or by which the Company is bound.

            (d) Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

      17. Survival. All agreements, representations, warranties and indemnities, by whomsoever made, contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

      18. Miscellaneous Provisions.

            (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

            (b) Amendments. This Agreement may not be amended, modified, superseded, canceled, or terminated, except by a written instrument executed by the parties hereto.

            (c) Counterparts. This Agreement may be executed in one or more counterparts, and any such counterpart shall, for all purposes, be deemed an original, but all such counterparts together shall constitute but one and the same instrument. All parties acknowledge that a facsimile copy of this Agreement may be executed and shall have the same binding force and effect, and in such case each party agrees to execute the appropriate original agreement thereafter if requested.

            (d) Severability. The invalidity or unenforceability of any provision hereunder (or any portion of such a provision) shall not affect the validity or enforceability of the remaining provisions (or remaining portions of such provisions) of this Agreement.

            (e) Waiver. The parties hereto may, at any time or times, waive (in whole or in part) any rights or privileges to which it may be entitled hereunder. However, no waiver by any party of any condition or of the breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further continuing waiver of any other condition or of any breach of any other terms contained in this Agreement, and no waiver shall be effective unless it is in writing and signed by the waiving party and to the extent required, any other prerequisites to a waiver under this Agreement are satisfied.

            (f) Binding Effect and Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, personal or other legal representatives, successors, and permitted assigns.

            (g) Governing Law; Jurisdiction; Venue; Consent to Service. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, determined without regard to provisions of conflicts of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts located in Miami-Dade County in the State of Florida in any and all actions between or among any of the parties hereto, whether arising hereunder or otherwise. Venue for any action arising hereunder shall lie exclusively in Miami-Dade County, Florida. The parties hereto further agree that service of process, relating to an action arising hereunder, pursuant to the notice provision set forth in this Agreement shall be sufficient and hereby waive any claim for insufficiency of process as a result of a party's use of such method of service.

            (h) Enforcement Costs. If any legal action or other proceedings is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and all expenses incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

            (i) Specific Performance. The Seller's Interest cannot be readily purchased or sold in the open market, and, for that reason, among others, the parties hereto will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party hereto of any provision hereof, the other party shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of this Agreement.

            (j) Notice. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon hand delivery by messenger or two (2) days after mailing by internationally recognized overnight courier (i.e., Federal Express, United Parcel Service, DHL) addressed to the address set forth below for each party:

            If to Brightstar, Claure and/or
                     the Company:                 Brightstar Corp.
                                                  2010 N.W. 84th Avenue
                                                  Miami, Florida  33122
                                                  Attn: R. Marcelo Claure

                    With a copy to:               Kirkpatrick & Lockhart LLP
                                                  Miami Center, Suite 2000
                                                  201 S. Biscayne Blvd.
                                                  Miami, Florida 33131
                                                  Attn:  Clayton E. Parker, Esq.

      If to Seller and/or Seller's Shareholders:  J y M Inmobiliaria, S.A. de
                                                  C.V.
                                                  67 Avenida Sur No. 2-D Colonia
                                                  Roma
                                                  San Salvador, El Salvador CA

                                      Attn: Ana Margarita Flores de Martinez

                    With a copy to:   Buffeste Aleman Soto
                                      Calle Padres Aguilar No. 192
                                      Colonia Escalon
                                      San Salvador, El Salvador CA

or to such other address as may be designated by notice complying with the terms of this Section.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      BRIGHTSTAR:

                                      BRIGHTSTAR CORP.

                                      By: /s/ R. Marcelo Claure
                                          ----------------------------
                                          R. Marcelo Claure, President

                                      CLAURE:

                                          /s/ R. Marcelo Claure
                                          ----------------------------
                                          R. MARCELO CLAURE, Individually

                                      COMPANY:
                                      BRIGHTSTAR GUATEMALA, S.A.

                                      By:/s/ R. Marcelo Claure
                                         -----------------------------
                                      Name: Raul M. Claure
                                      Title: President & CEO

                                      SELLER:
                                      J Y M INMOBILIARIA, S.A. DE C.V.

                                      By: /s/ Ana Margarita Flores de Martinez
                                         -------------------------------------
                                      Name: Ana Margarita Flores de Martinez
                                      Title: Representante Legal

THIS AGREEMENT WAS ACKNOWLEDGED AND AGREED TO ON THIS FIRST DAY OF JULY, 2004
BY:

                                      SELLER'S SHAREOHOLDERS:

                                      /s/ Ana Margarita Flores de Martinez
                                      ------------------------------------
                                      Ana Margarita Flores de Martinez

                                                /s/  Sebastian de Jesus Martinez
                                                --------------------------------
                                                Sebastian de Jesus Martinez

                                    EXHIBIT A

                                   RESIGNATION

                                       14